FOR IMMEDIATE RELEASE

JMG EXPLORATION, INC. ANNOUNCES PASSING OF

HERMAN “SCOBEY” HARTLEY, PRESIDENT & CEO

Calgary, Alberta – June 7, 2006 – JMG Exploration, Inc., (NYSE ARCA: JMG, JMG+) today announced that its President & CEO, Herman Scarborough “Scobey” Hartley, President & CEO, died on June 6, 2006; he was 74 years old.

Commenting, Reg Greenslade, JMG’s Chairman of the Board noted, “On behalf of all of us at JMG, we are extremely saddened by the loss of our friend and colleague.  We extend our sympathies to Scobey’s family.”

Mr. Hartley has been President & CEO of JMG since August 2004 during which time, he maintained his oil and gas consulting practice.  He has served as a senior executive and on the Boards of a number of energy and oilfield services companies throughout his long and distinguished career.  As a director of Enterra Energy Corp., Mr. Hartley was instrumental in the developmental stages of Enterra Energy Trust (NYSE:ENT; TSX: ENT.UN).  In addition to his business interests, Mr. Hartley is Co-Chair of Alberta’s Promise, an Alberta government initiative that promotes partnerships between businesses, clubs, communities, foundations and agencies to direct resources to children and youth.  He has a Bachelor of Science degree in Geology from Texas Tech University.

Mr. Greenslade noted, “The death of Scobey will in no way impede or change JMG’s operations and our plan to merge JMG and JED Oil, Inc. (AMEX:JDO), both of which are proceeding.  The Board will be meeting shortly to appoint an interim CEO to serve until the merger is consummated.”

As previously announced, JMG would merge with a wholly-owned subsidiary of JED in the U.S.  JMG's securities would be exchanged for securities of JED on the basis of two-thirds of a JED common share for each JMG common share.  Both companies have formed independent Board committees and engaged financial advisors to perform fairness opinions with respect to this proposed transaction.  Closing of the transaction, which was previously announced to be scheduled for June 30th, is now scheduled for mid-August, subject to receipt of regulatory approval.  The additional time will allow all avenues to minimize the tax consequences of the transaction to be explored.

For further information contact:

JMG Exploration, Inc.

or

Investor Relations Counsel

Reg Greenslade, Chairman

The Equity Group Inc.

(403) 537-3250

Linda Latman  (212) 836-9609

Lena Cati (212) 836-9611

www.theequitygroup.com